FILED PURSUANT TO RULE NO. 424(b)(3)
PROSPECTUS SUPPLEMENT                                REGISTRATION NO.  333-78575
(To Prospectus dated March 12, 2002)



                                 [LOGO OMITTED]


                        1,000,000,000 Depositary Receipts
                           Internet HOLDRS (sm) Trust

          This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRS (SM) Trust.

          The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                            Name of Company (1)                       Ticker        Amounts    Trading Market
           -----------------------------------------------           ---------    -----------  --------------
           Amazon.com, Inc.                                            AMZN           18           NASDAQ
           Ameritrade Holding Corporation                              AMTD            9           NASDAQ
           AOL Time Warner Inc.                                        AOL            42            NYSE
           CMGI Inc.                                                   CMGI           10           NASDAQ
           CNET Networks, Inc.                                         CNET            4           NASDAQ
           DoubleClick Inc.                                            DCLK            4           NASDAQ
           EarthLink, Inc.                                             ELNK          6.23          NASDAQ
           eBay Inc.                                                   EBAY           12           NASDAQ
           E*TRADE Group, Inc.                                          ET            12            NYSE
           Network Associates, Inc.                                    NET             7           NASDAQ
           Priceline.com Incorporated                                  PCLN            7           NASDAQ
           RealNetworks, Inc.                                          RNWK            8           NASDAQ
           Yahoo! Inc.                                                 YHOO           26           NASDAQ

          (1) As a result of the acquisition by Yahoo! Inc. of Inktomi Corp., Inktomi Corp. is no longer included in the Internet HOLDRS. For the 6 shares of Inktomi Corp. previously represented in each round lot of 100 Internet HOLDRS, the Bank of New York received $9.90, which was distributed at a rate of $0.079 ($0.099 less a $0.02 custody fee) per each Internet HOLDR to holders of record on March 28, 2003.

          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

           The date of this prospectus supplement is March 31, 2003.